EXHIBIT 10.1

LICENSE AGREEMENT BETWEEN

IPIN DEBIT NETWORK, INC.

AND

INFANTLY AVAILABLE, INC.

THIS AGREEMENT is made as of this 15th day of May by and between iPIN Debit Network, Inc, a corporation organized and existing under the laws of the Province of New Brunswick, Canada, with offices at 96 Norwood Avenue, Suite 214, Moncton, New Brunswick E1C 6L9 (hereinafter “LICENSOR”), and Infantly Available, Inc., a corporation organized and existing under the laws of the State of Nevada, with offices at 5694 Mission Center Road, Suite 602-660, San Diego, CA, 92108-4312 (hereinafter “LICENSEE”), and when used collectively, the “Parties”.

W I T N E S S E T H

WHEREAS, LICENSOR is engaged in the business of designing and developing technology, systems and products in the nature of electronic payments processing and has, over the years, acquired and developed substantial and valuable technical knowledge, know-how, and experience in the design and development of such systems and products described in detail in Schedule A attached hereto (hereinafter the “Technology”); and

WHEREAS, LICENSOR is the sole and exclusive owner of United States Letters Patents identified more fully in the attached Schedule A (hereinafter collectively, the “Patents”);

WHEREAS, LICENSEE desires to utilize the Technology and Patents (hereinafter collectively “the Intellectual Property”) in the design, development and sale of the types of products and services listed in the attached Schedule A (the “Licensed Products”); and

WHEREAS, LICENSOR and LICENSEE believe it is in their mutual interest and desire to enter into an agreement whereby LICENSEE would use the LICENSOR’s Intellectual Property in the design, development, and sale of the Licensed Products pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1.

LICENSE GRANT

1.1

LICENSOR hereby grants to LICENSEE and its sub-licensees, for the Term of this Agreement as defined herein below, an exclusive, assignable, right and license to make, use, and sell the Intellectual Property in order to develop, implement, process, prepare and sell the Licensed Products using the Intellectual Property in the countries identified in Schedule A attached hereto (hereinafter the “Territory”).

1.2

LICENSOR hereby grants to LICENSEE and its sub-licensees, for the Term of this Agreement as defined herein below, a non-exclusive, assignable, right and license to make, use, and sell the Intellectual Property in order to develop, implement, process, prepare and sell the Licensed Products using the Intellectual Property in all other countries which are not identified in Schedule A attached hereto (hereinafter the “Territory”).

1.3

The LICENSEE may grant sub-licenses to third parties under this Agreement.

1.4

As used in this Agreement, the Technology shall mean and include knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, business plans, business contacts, marketing plans, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans, or other records and/or software, including such Patents as set forth in greater detail below, trademarks, trade secrets, trade names, designed, developed, and/or owned by LICENSOR.

1.5

As used in the Agreement, the Patents shall mean and include the United States Letters Patents identified more fully in the attached Schedule A, along with any patents on improvements thereof.  In addition, the Patents shall mean and include the following:

1.5.1

Any divisional, continuation, or substitute U.S. patent application that shall be based on the Patents; and

1.5.2

Any patents that shall issue on any of the above-described patent applications or on any improvements thereof, and any reissues and extensions thereof.

1.6

The license granted herein is subject to a reserved, nonexclusive, license in LICENSOR to make, use, and sell the systems and methods embodying the invention(s) of the Technology in countries which are not included in the Territory.

1.7

LICENSEE will provide LICENSOR with the opportunity to bid to provide front-end processing services to LICENSEE.  The terms of providing such merchant processing services shall be subject to a separate agreement and are not included herein.

2.

PAYMENT

2.1

In consideration for the licenses granted hereunder, LICENSEE agrees to pay to Licensor TWO HUNDRED FIFTY THOUSAND UNITED STATES DOLLARS ($250,000) (hereinafter the “License Fee”).

2.2

The License Fee owed LICENSOR shall be payable according to the following schedule when LICENSOR achieves certain benchmarks:

2.2.1

TEN THOUSAND UNITED STATES DOLLARS ($10,000) upon execution of this license agreement;

2.2.2

TWENTY THOUSAND UNITED STATES DOLLARS ($20,000) when LICENSOR successfully demonstrates the integration, publishing design, and on-boarding screens of its Technology with the Android application package file (APK);

2.2.3

TWENTY THOUSAND UNITED STATES DOLLARS ($20,000) when LICENSOR successfully integrates the Android app with the iPIN device as demonstrated by transferring the transaction details to the app after a card swipe occurs;

2.2.4

SIXTY THOUSAND UNITED STATES DOLLARS ($60,000) when LICENSOR successfully demonstrates a card transaction including posting the status to the merchant call back uniform resource locator (URL);

2.2.5

SIXTY THOUSAND UNITED STATES DOLLARS ($60,000) when LICENSOR successfully demonstrates a front end data base set up that enables an iPIN device user to affect an iPIN device transaction;

2.2.6

SIXTY THOUSAND UNITED STATES DOLLARS ($60,000) when LICENSOR successfully demonstrates the completed, back-end development of the iPIN device  Android app including any and changes needed to support it;

2.2.7

TWENTY THOUSAND UNITED STATES DOLLARS ($20,000) when LICENSOR successfully demonstrates the completed testing and deployment for in house participants applying the iPIN device Android app to the iPIN device for Apple  iOS app, including testing and deployment.

2.3

All payments due LICENSOR shall be made in United States currency by check or wire transfer drawn on a United States bank, unless otherwise specified by LICENSOR.

2.4

The License Fee may be offset by the amount of any financial obligations with LICENSOR has incurred to LICENSEE or any of its affiliates.  Such financial obligations are estimated to be FIFTY SEVEN THOUSAND UNITED STATES DOLLARS ($57,000) as of the date hereof.

2.5

LICENSEE agrees to pay to LICENSOR the royalty recited in Schedule A (hereinafter the “Royalty”) based on LICENSEE’s Net Sales of Licensed Products.

2.6

LICENSEE agrees to issue to LICENSOR one million (1,000,000) shares of LICENSEE common stock, which shall be restricted from trading according to security law rules and regulations.

2.7

LICENSOR agrees to issue to LICENSEE one million (1,000,000) shares of LICENSOR common stock, which shall be restricted from trading according to security law rules and regulations.

2.8

No delay or failure of LICENSOR to meet any of the benchmarks enumerated in Section 2.2 shall reduce or limit any of the rights conveyed to LICENSEE under Section 1.

3.

RECORD INSPECTION AND AUDIT

3.1

LICENSOR shall have the right, upon reasonable notice, to inspect LICENSEE’s books and records and all other documents and material in LICENSEE’s possession or control with respect to the subject matter of this Agreement.  LICENSOR shall have free and full access thereto for such purposes and may make copies thereof.

3.2

All books and records relative to LICENSEE’s obligations hereunder shall be maintained and made accessible to LICENSOR for inspection at a location in the United States for at least one (1) years after termination of this Agreement.

4.

CONFIDENTIALITY

4.1

Each Party acknowledges that it will have access to certain confidential information of the other Party concerning the other Party's business, plans, clients, technology, and products and other information held in confidence by the other Party ("Confidential Information"). Confidential Information includes all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Confidential Information also includes, without limitation information obtained by either party from third parties for use under this Agreement, and the terms of this Agreement. Each Party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other Party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information, at least as stringent as it takes to protect its own Confidential Information.

4.2

Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this Agreement; (ii) is or becomes publicly known through no wrongful act of the receiving party or any subsidiary of the receiving party; (iii) is rightfully received from a third party without restriction on disclosure; (iv) is independently developed by the receiving party or any of its subsidiary; (v) is furnished to any third party by the disclosing party without restriction on its disclosure; (vi) is approved for release upon a prior written consent of the disclosing party; (vii) is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law.

4.3

The receiving party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the disclosing party for any purpose other than for the performance of the rights and obligations hereunder during the term of this Agreement and for a period of five (5) years thereafter, without the prior written consent of the disclosing party. The receiving party further agrees that Confidential Information shall remain the sole property of the disclosing party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees. No license shall be granted by the disclosing party to the receiving party with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein.

4.4

Upon the request of the disclosing party, the receiving party will promptly return all Confidential Information furnished hereunder and all copies thereof.

4.5

The Parties agree that all publicity and public announcements concerning the formation and existence of this Agreement shall be jointly planned and coordinated by and among the Parties. Neither party shall disclose any of the specific terms of this Agreement to any third party without the prior written consent of the other party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, any party may disclose information concerning this Agreement as required by the rules, orders, regulations, subpoenas or directives of a court, government or governmental agency, after giving prior notice to the other party.

4.6

If a party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential information hereunder, the non-breaching party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages notwithstanding anything to the contrary contained herein.

4.7

Except as otherwise set forth in this Agreement, neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other.

5.

OBLIGATIONS OF LICENSOR

5.1

Beginning upon the effective date of this Agreement, LICENSOR shall meet with and provide LICENSEE with such Intellectual Property relating to the installation and operation of specifications, designs, and processing procedures, methods, layout and the like which LICENSOR believes LICENSEE may require in order to implement and sell Licensed Products in the Territory.

5.2

LICENSOR shall also provide LICENSEE, at its principal place of business, such qualified experts for implementing and developing the Products and for assisting LICENSEE on any problems or matters which require on-the-spot assistance, and for such periods and in such number as identified in Schedule A annexed hereto.

6.

OBLIGATIONS OF LICENSEE

6.1

LICENSEE represents that it has the financial resources and business operations which will enable it to manufacture, distribute, sell and otherwise reasonably commercialize the Licensed Products throughout the Territory, and that it shall, during the term of this Agreement and any renewal thereof, use its best efforts to promote the distribution and sale of such Licensed Products in the Territory.  LICENSEE further agrees that it will, in good faith and with reasonable diligence, conduct all operations including implementation, marketing, distribution and sale of Licensed Products, in accordance with the highest standards of business customs of the industry and that it will endeavor to sell Licensed Products throughout the Territory, utilizing its skill and resources in such effort to the extent that high standards of business practice and judgment dictate.

6.2

LICENSEE shall fully comply with the marking provisions of the intellectual property laws of the applicable countries in the Licensed Territory.

7.

REPRESENTATIONS AND WARRANTIES

7.1

LICENSOR represents and warrants that (i) LICENSOR has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict with such grant; and (ii) LICENSOR has no actual knowledge that the Intellectual Property licensed hereunder infringe any valid rights of any third party.

7.2

LICENSEE represents and warrants that the (i) LICENSEE has the power and authority to enter into and perform its obligations pursuant to this Agreement.

8.

TERM AND TERMINATION

8.1

This Agreement shall be effective as of the date of execution by both parties and shall extend for two (2) years from the effective date thereof (hereinafter the “Term”).  Thereafter, it shall be automatically renewable for successive one (1) year periods for an additional ten (10) years provided the LICENSOR has receives a minimum of FIVE MILLION UNITED STATES DOLLARS in Royalty payments for each of the three (3) through twelve (12) successive years from the date hereof.

8.2

LICENSOR Right to Terminate.   LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE files a petition in bankruptcy, or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law.

8.3

LICENSEE Right to Terminate.  LICENSEE shall have the right to terminate this Agreement at any time upon thirty (30) days’ written notice to LICENSOR, such termination to become effective at the conclusion of such thirty-day period.

8.4

Upon the expiration or termination of this Agreement, all exclusive rights granted to LICENSEE under this Agreement shall forthwith terminate.

9.

INFRINGEMENT

9.1

LICENSOR agrees to defend the Technology against infringement by third parties upon notification by LICENSEE to LICENSOR with or without the request that LICENSOR proceed to take such steps to end such infringement.  If LICENSOR does not institute an infringement suit within thirty (30) days after LICENSEE’s written request that it do so, or should LICENSOR thereafter fail to press such action vigorously, LICENSEE may institute and prosecute such lawsuit in the name of LICENSOR.

9.2

The parties agree to fully cooperate with the other party in the prosecution of any such suit.  The party bringing suit shall reimburse the other party for the expenses incurred as a result of such cooperation.

10.

INDEMNITY

10.1

LICENSEE agrees to defend, indemnify and hold LICENSOR and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against LICENSOR based on the implementation or sale of the Licensed Products including, but not limited to, actions founded on product liability.

10.2

LICENSOR agrees to defend, indemnify and hold LICENSEE and its officers, directors, agents, sub-licensees, employees, and customers, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against LICENSEE based on a breach by LICENSOR of any representation and warranty made in this Agreement, including but not limited to claims by a third party of infringement based on the implementation, use, or sale of items embodying the invention of the Technology.

11.

TAXES AND GOVERNMENTAL APPROVALS

11.1

LICENSEE shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the manufacture, use and sale of the systems and methods of the Intellectual Property or Licensed Products.

11.2

LICENSEE shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the appropriate national laws of each of the countries in the Licensed Territory.

12.

NOTICE

12.1

Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered or Express mail, return receipt requested or by Federal Express.

12.2

Either party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

13.

MISCELLANEOUS

13.1

JURISDICTION/DISPUTES - This Agreement shall be governed in accordance with the laws of the State of California, without regard to the conflict of laws.  All disputes under this Agreement shall be resolved by litigation in the courts of the State of California including the appropriate United States District Court therein and the Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

13.2

 AGREEMENT BINDING ON SUCCESSORS - The provisions of this Agreement shall be binding and inure to the benefit of the Parties hereto, their heirs, administrators, successors, and assigns.

13.3

ASSIGNABILITY - Neither Party may assign this Agreement or the rights and obligations hereunder to any third party without the prior express written approval of the other Party which shall not be unreasonably withheld.

13.4

WAIVER - No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

13.5

SEVERABILITY - If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from this Agreement.

13.6

FORCE MAJEURE - Except for obligations to make payment, neither Party shall be deemed in breach of this Agreement for any failure to perform an obligation where such failure is cause by an Act of God, war, or major natural disaster (i.e. hurricane, flood, earthquake).

13.7

INTEGRATION - This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement.  It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement.  This Agreement shall take precedence over any other documents which may conflict with this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

IPIN DEBIT NETWORK, INC.

INFANTLY AVAILABLE, INC.

By: /s/ Thomas S. Hughes

By: /s/ J. Christopher Mizer

Thomas S. Hughes

J. Christopher Mizer

Chief Technology Officer

President and CEO

May 15, 2014

May 15, 2014

SCHEDULE A

TO

LICENSE AGREEMENT

DATED MAY 14, 2014

BETWEEN

IPIN DEBIT NETWORK, INC.

AND

INFANTLY AVAILABLE, INC.

1.  Intellectual Property

1.1

The inventions, systems, methods, apparatuses, techniques, and know-how embodied in the following pending patent applications and/or issued patents: U.S. Patents 5,336,870 and 5,809,143.

1.2

The inventions, systems, methods, apparatuses, techniques, and know-how embodied in the following:

i.

the iPIN device;

ii.

the iPIN Debit Network;

iii.

the iPIN Debit Processing Center;

iv.

the acquiring, settlement, and processing of transactions by merchant processors;

v.

the encryption and transmission of electronic and/or mobile financial transactions; and

vi.

All future technology developed by the LICENSOR.

2.  Licensed Products

2.1

The Licensed Products are as follows:

i.

the iPIN device;

ii.

the iPIN Debit Network;

iii.

the iPIN Debit Processing Center;

iv.

the acquiring, settlement, and processing of transactions by merchant processors;

v.

the encryption and transmission of electronic and/or mobile financial transactions;

vi.

All other applications of all current and future technology developed by the LICENSOR.

3.  Licensed Territory

3.1

The following countries shall constitute the Licensed Territory:

i.

The United States of America and its territories;

ii.

The United Mexican States (Mexico); and

iii.

Japan; and

iv.

Republic of Korea (South Korea).

4.   Royalty

4.1

The Royalty Rate is FIVE PERCENT (5.0%) of Net Sales.

4.2

The Royalty owed LICENSOR shall be calculated on a monthly basis (hereinafter the “Royalty Period”) and shall be payable no later than forty-five (45)  days after the termination of the preceding monthly period.

4.3

For each Royalty Period, LICENSEE shall provide LICENSOR with a written royalty statement.  Such royalty statement shall be certified as accurate by a duly authorized officer of LICENSEE.  LICENSOR will also be given access to the processing server for daily reporting on the usage of Licensed Products.  LICENSEE shall also share access with LICENSOR for the processing server for daily reporting on the usage of Licensed Products to sub-licensees.

4.4

“Net Sales” shall mean LICENSEE’s actual cash collections from sales of Licensed Products.  Net Sales shall be calculated after all appropriate allowances for returns and warranty claims.  Net Sales shall exclude sales accruals and deferred revenue obligations. Net Sales from processing transactions using any Licensed Product shall include the actual cash collections from such processing transaction less any network payments to VISA and/or MasterCard, card issuer payments, front-end processor payments, and back-end settlement fee payments.  Net Sales shall also include the actual cash collections from sales of Licensed Products to any distributor or sub-licensee by LICENSEE.

4.5

All payments due LICENSOR shall be made in United States currency by check drawn on a United States bank.